UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 25, 2017

DREAM HOMES & DEVELOPMENT CORPORATION

(Exact Name of Registrant as specified in its charter)

Nevada	333-174674	26-4012225
(State of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

314 Rt 9 Forked River, New Jersey 08731

(Address of Principal Executive Offices and Zip Code)

Registrant’s Telephone Number, Including Area Code: (609) 693-8881

1.01 - Entry into a Material Definitive Agreement

Recent Developments

After months of discussion, due diligence and negotiation, Dream Homes signed a long-term Strategic Partnership Agreement with LIG Assets, Inc. The final signed letter and term sheet representing the agreement between Chairman Aric Simons of LIG Assets and President & CEO Vincent Simonelli of Dream Homes is provided below, as well as a link to the press release that was announced on Tuesday, May 24, 2017.

Hope you are well and thank you for taking the time to review this final revised proposal. If agreed and signed, this letter and term sheet will serve as our Strategic Partnership Agreement between our two companies. This proposal is the result of our discussions and exchange of confidential information over the past several months.

As we have discussed, for over 25 years I have focused on traditional building and construction, and have been involved in over 200 commercial and residential projects comprising over 1800 individual residential units and 500,000 square feet of commercial space in New Jersey. Additionally, I have testified at hundreds of planning and zoning boards for residential, commercial, and redevelopment applications. Based on our experience, Dream is clearly capable of executing and delivering on the terms of our planned alliance.

The basis for this proposal is Dream Homes’ recognition of the market need and advantage to providing home buyers and commercial builders with the most advanced options in construction. Just as there is a massive shift that is underway in providing automobiles that are safer, more efficient, reduce emissions, and are better for our planet; a similar shift to providing these benefits to home building and its owners is in its infancy. The market opportunity for improved construction methods and science is enormous, and Dream shares this vision with LIG Assets.

LIG Assets, Inc. has recognized this shift in construction and has secured supply agreements with providers as well as a dedicated alliance with an industry expert. As such, Dream Homes would like to become your preferred builder for projects of this nature in the northeastern United States; with a willingness to expand beyond the New Jersey area should a project be large enough to warrant our time and resources.

Dream Homes believes that New Jersey represents an ideal location to apply these methods, since it offers a great similarity to Panama City, FL, where LIGA is currently constructing a home utilizing these improved construction techniques and materials. This belief is due to the recent, continuous, and significant hurricane and storm damage which New Jersey has suffered, as well as changes in the building codes which necessitate vastly improved design & construction materials and methods. Since the majority of beach communities and shore properties are currently, and will continue to be, susceptible to hurricanes, high winds, flooding, and variable temperature changes, Dream feels that this opportunity will last for many years and may actually increase as the impact of radical climate change becomes more apparent. Dream Homes has been and will continue to be positioned to be a leader in the reconstruction and redevelopment in New Jersey.

Based on our combined interest in using advanced construction engineering & design, and utilizing materials that are energy saving, energy producing, mold and disaster resistant, we propose a strategic partnership based on the following terms and conditions.

Dream Homes & Development Corp. proposes the following terms:

1.	Construction of one model / spec home in New Jersey utilizing LIGA approved and sourced construction materials, engineering, and methods: Within 30 days of execution of this Agreement, Dream Homes will identify and submit proposals with plans to purchase a lot, submit engineering plans, and replicate construction of at least one home to include some or all the essential materials and design included in LIGA’s model home under construction in Panama City, FL. The construction of this home utilizing LIGA methods and materials will serve to familiarize Dream Homes with the particular and specific LIGA construction materials, methods, suppliers and process for a project of this nature. Dream Homes will utilize LIGA approved suppliers for the core construction of this home including some or all of the following components: framing, walls, and roofing. Additional development projects and individual homes are under consideration and may be included at any time.

2.	Introduction to LIGA suppliers, preferred purchase agreement, and non-circumvent: LIG Assets will introduce Dream Homes to its direct suppliers and will arrange Dream Homes to purchase materials at preferred prices. Dream Homes agrees not to circumvent any relationship or introduction made by LIG Assets for purposes of financial gain. DREM understands that LIG Assets will benefit from the purchase of all construction materials used in construction of properties, and may benefit or share in gains from property development, referral of financial partners, and other related products.

3.	Financial partners: Dream Homes and LIG Assets, Inc. agree to share financial partners interested in funding the development and construction of real estate projects that utilize materials sourced from LIG Assets, Inc. Dream Homes has already identified significant potential real estate projects in New Jersey, and proposes to manage entire projects, including architectural and site plan development, permitting & approvals, and contracting functions. LIG Assets, Inc. has identified financial partners that would consider funding these large projects.

4.	First right of refusal in New Jersey: For period of five years, Dream Homes will have the first right of refusal to be the lead contractor on any project in New Jersey involving LIGA sourced construction materials including magnesium oxide boards, light gauge steel, and solar roofing solutions. Dream management believes that within five years, over 50% of its new construction business will utilize LIGA sourced construction materials and design and has the intention to renew its agreements with LIG Assets after the term of the original agreement.

5.	Licensing fee: Dream Homes will pay a nominal licensing fee to LIG Assets, Inc. per home that is permitted and approved to begin construction. The amount of the licensing fee will be determined prior to construction of the first house by Dream Homes utilizing LIGA sourced design and materials.

6.	Co-marketing and branding: Since early 2013, Dream Homes CEO Vince Simonelli has conducted a bi-monthly “Nearly Famous Rebuilding Seminar” to educate homeowners who need to rebuild, renovate, or elevate their home. Dream Homes agrees to include a segment at each presentation to discuss the benefits of rebuilding with construction materials represented by LIG Assets, Inc. In exchange, LIG Assets shall invite Dream Homes CEO Simonelli to speak at its upcoming “Sustainability Conference” in June to discuss traditional construction versus the benefits of methods and construction materials provided through LIG Assets. Based on maintaining consistent and growing use of LIGA materials, LIGA intends to assist Dream Homes with marketing and sales of its co-developed projects through radio, TV, and other media.

7.	Confidentiality: Both parties agree that this proposal and all other communication in any form shall be held in the strictest confidence. No information shall be expressed in any manner with any persons other than the management teams of parties.

I believe the advantages to both of our companies are much greater than can be expressed in this simple proposal. It is my strong belief that the industry changes and improvements which LIGA is proposing dovetail perfectly with Dream Homes’ intention to drastically improve all aspects of our construction processes, including and not limited to those pertaining to environmental, moisture, thermal efficiency, strength, and sustainability.

I look forward to active communication following signature of this Agreement, and seeing you in Nashville on June 12th for the conference.

(SIGNATURES ON FILE)

Link to press release:

http://www.marketwired.com/press-release/traditional-home-builder-dream-homes-development-signs-strategic-partnership-with-otcqb-drem-2218213.htm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dream Homes & Development Corp.
/s/ Vincent Simonelli
Vincent Simonelli, President & CEO
Date: May 25, 2017